                                                                    EXHIBIT 99.2

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (unaudited)

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................   $    20,585   $  216,105
  Accounts receivable, net..........................        33,855       48,752
  Prepaids and other current assets.................        20,095        2,645
                                                       -----------   ----------
    Total current assets............................        74,535      267,502
PROPERTY AND EQUIPMENT, Net.........................       430,179      126,044
OTHER ASSETS........................................       150,528      118,527
INTANGIBLE ASSETS...................................       274,553      377,160
                                                       -----------   ----------
TOTAL...............................................   $   929,795   $  889,233
                                                       ===========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................   $   779,721   $  193,637
  Accrued liabilities...............................        97,445       36,100
  Unearned revenue..................................        12,508          --
  Current portion of capital lease payable..........        66,279          --
  Current portion of notes payable..................       148,409          --
                                                       -----------   ----------
    Total current liabilities.......................     1,104,362      229,737
                                                       -----------   ----------
Long-term portion of capital lease payable..........       200,572          --
Notes Payable.......................................       339,964          --
Subordinated Convertible Notes Payable..............       303,618      290,543
STOCKHOLDERS' EQUITY:
Series A convertible preferred stock, $0.001 par
 value; authorized--
6,450,000 and 4,050,000 shares, respectively; issued
 and outstanding--
6,025,728 and 3,744,128 shares, respectively........     1,851,337    1,153,510
Common stock, $0.001 par value; authorized--
 13,550,000 and 10,000,000 shares, respectively;
 outstanding--2,450,000 shares......................         2,450        2,450
Accumulated deficit.................................    (2,872,508)    (787,007)
                                                       -----------   ----------
    Total stockholders' equity......................    (1,018,721)     368,953
                                                       -----------   ----------
TOTAL...............................................   $   929,795   $  889,233
                                                       ===========   ==========

           See notes to condensed consolidated financial statements.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                For the period
                                                                     from
                                                  Nine months  December 22, 1997
                                                     ended        (inception)
                                                 September 30, to September 30,
                                                     1999            1998
                                                 ------------- -----------------
NET REVENUES....................................  $ 1,269,462      $  60,000
                                                  -----------      ---------
COSTS AND EXPENSES:
  Cost of revenues..............................    1,235,420        104,028
  Selling, general and administrative...........    2,012,650        415,300
  Research and development......................       92,822         54,593
                                                  -----------      ---------
    Total costs and expenses....................    3,340,892        573,921
                                                  -----------      ---------
LOSS FROM OPERATIONS............................   (2,071,430)      (513,921)
  Interest expense, net.........................      (14,071)        (6,014)
                                                  -----------      ---------
NET LOSS........................................  $(2,085,501)     $(519,935)
                                                  ===========      =========




           See notes to condensed consolidated financial statements.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                             For the period
                                            Nine months  from December 22, 1997
                                               ended          (inception)
                                           September 30,    to September 30,
                                               1999               1998
                                           ------------- ----------------------
OPERATING ACTIVITIES:
Net loss..................................  $(2,085,501)       $ (519,935)
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization...........      141,996            (1,885)
  Changes in operating assets and
   liabilities, net of effects of
   acquisition:
    Accounts receivable...................       14,897            78,228
    Prepaids and other current assets.....      (17,450)           (4,700)
    Accounts payable......................      586,084           213,664
    Accrued liabilities & other current
     liabilities..........................       74,420            14,774
    Unearned revenue......................       12,508               --
                                            -----------        ----------
      Net cash used in operating
       activities.........................   (1,273,046)         (219,854)
                                            -----------        ----------
INVESTING ACTIVITIES:
  Purchases of property and equipment.....      (76,673)         (264,945)
  Other assets............................      (32,001)           (8,521)
  Acquisition of business.................          --           (582,874)
                                            -----------        ----------
      Net cash used in investing
       activities.........................     (108,674)         (856,340)
                                            -----------        ----------
FINANCING ACTIVITIES:
  Issuance of common stock................          --              2,450
  Sale of convertible preferred stock.....      697,827           487,135
  Proceeds from convertible notes
   payable................................      500,000           656,500
  Repayment of notes payable..............      (11,627)           (8,675)
                                            -----------        ----------
      Net cash provided by financing
       activities.........................    1,186,200         1,137,410
                                            -----------        ----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS..............................     (195,520)           61,216
CASH AND CASH EQUIVALENTS:
  Beginning of period.....................      216,105               --
                                            -----------        ----------
  End of period...........................       20,585            61,216
                                            ===========        ==========
NONCASH FINANCING ACTIVITY--Equipment
 acquired under capital lease.............  $   266,851               --
                                            ===========        ==========

            See notes to condensed consolidated financial statements

                       TYCHO NETWORKS, INC. & SUBSIDIARY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

   The financial statements at September 30, 1999, for the nine months ended September 30, 1999 and for the period from December 22, 1997 (inception) to September 30, 1998 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and operating results. Operating results for the nine month period ended September 30, 1999 and for the period from December 22, 1997 (inception) to September 30, 1998 are not necessarily indicative of results that may be expected for any future periods.

   The accompanying unaudited interim financial statements have been prepared with the assumption that users of the interim financial information have read Tycho Networks, Inc. & Subsidiary's ("Tycho") audited financial statements for the period from December 22, 1997 (inception) to December 31, 1998. Accordingly, footnote disclosures which would substantially duplicate the disclosures contained in these audited financial statements have been omitted from these unaudited interim financial statements. While management believes the disclosures presented are adequate to make these financial statements not misleading, these financial statements should be read in conjunction with Tycho's audited financial statements and related notes.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

2. Stockholders' Equity

   On March 1, 1999, the Board of Directors increased the authorized shares of Series A convertible preferred stock to 6,450,000 shares and authorized shares of common stock to 13,550,000 shares. In March 1999 through April 1999, the Company issued 2,281,600 shares of Series A convertible preferred stock for total gross proceeds of approximately $713,000.

3. Notes Payable and Capital Leases

   In July and August 1999, the Company issued notes payable totaling $500,000 for working capital purposes. Borrowings bear interest at 12% per annum and are payable in thirty-six monthly installments.

   In addition, in July 1999, the Company entered into lease agreements for equipment purchases. Under the agreements, the Company may borrow up to $500,000 immediately and an additional $2,250,000 upon the closing of a qualified Series B preferred stock financing with proceeds of at least $10,000,000. In addition, the Company agreed to issue warrants to purchase Series B preferred stock upon such closing. The number and per share price thereof are to be determined by the per share closing price of the Series B preferred stock financing. At September 30, 1999, the Company had $266,851 outstanding under the lease agreements.

   In October 1999, the Company issued a note payable for $75,000 for working capital purposes. Borrowings bear interest at 6% per annum. The entire principal balance will automatically convert to shares of Series B preferred stock upon completion of a Series B preferred stock financing with proceeds of at least $5,000,000 consummated on or before January 31, 2000; otherwise, the balance will become due on demand. The Company has the option to convert accrued interest into shares of Series B preferred stock or pay the outstanding balance.

4. Sale to DSL.net

   On December 1, 1999, Tycho Networks, Inc. entered into an Agreement and Plan of Merger with DSL.net, Inc. and a wholly owned subsidiary of DSL.net, Inc. The transaction included cash consideration of approximately $1.6 million (including amounts used to pay off existing notes of approximately $0.8 million), amounts due to selling stockholders and others after the closing of approximately $0.8 million, net liabilities assumed of approximately $0.3 million and other costs of approximately $0.4 million. Immediately prior to the acquisition, Tycho sold fixed assets with a net book value of approximately $0.1 million to a related party and received notes that were convertible into preferred stock of the buyer.